Exhibit 10.1

AMENDMENT NO. 7

Dated as of November 15, 2019

to and under

Credit Agreement

Dated as of October 28, 2013, as Amended

Each of SOUTH STATE CORPORATION, formerly known as “First Financial Holdings, Inc.” (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (the “Lender”) agree as follows:

1.         Credit Agreement.

Reference is made to the Credit Agreement, dated as of October 28, 2013, between the Company and the Lender, as amended by Amendment No. 1, dated as of October 27, 2014, between the Company and the Lender, and as further amended by the Agreement to Reinstate and Amendment No. 2, dated as of November 5, 2015, between the Company and the Lender, and as further amended by Amendment No. 3, dated as of November 16, 2015, between the Company and the Lender, and as further amended by the Amendment No. 4, dated as of November 15, 2016 (“Amendment No. 4”), between the Company and the Lender, and as further amended by the Amendment No. 5, dated as of November 15, 2017, between the Company and the Lender, and as further amended by the Amendment No. 6, dated as of November 15, 2018, between the Company and the Lender (said credit agreement, as so amended, the “Credit Agreement”).  Terms used but not defined in this Amendment No. 7 (this “Amendment”) shall have the meanings ascribed to them in the Credit Agreement.

2.         Amendments.  On and after the Effective Date (as defined in Section 5 below), the Credit Agreement shall be amended as hereinafter set forth.

(a)        The following definitions in Section 1.1(a) of the Credit Agreement shall be amended in their entirety or in the case of new definitions inserted, as applicable, to read as follows:

“Commitment Fee Percentage” shall mean, for any Fiscal Quarter (or portion thereof), (a) 0.300%, if the Investment Balance for such Fiscal Quarter is less than $25,000,000, and (b) 0.000%, if the Investment Balance for such Fiscal Quarter is at least $25,000,000.”; and

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Net Income plus interest expense (including interest on Trust Preferred Indebtedness) plus or minus (as applicable) noncash items included in operating expenses minus cash dividends and distributions paid during such period, to (b) interest expense (including interest on Trust Preferred Indebtedness) during such period plus 1/5 of the Revolving Loan Commitment.  The Fixed Charge Coverage Ratio shall be calculated on a trailing twelve (12) month basis, and each of the components of the Fixed Charge

Coverage Ratio shall be as reflected on the quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP most recently filed by the Company with the appropriate Regulatory Authority.

“LIBOR Rate” shall mean an annual rate equal to 1.35%  plus the one-month LIBOR rate quoted by the Lender from Reuters Screen LIBOR01 Page or any successor thereto which may be designated by Lender as provided below, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Reprice Date.  If the initial advance under any Note occurs other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date. If the rate index described above shall become unavailable or shall cease to exist, Lender may, in its discretion, designate a successor to the interest rate described above (which may include a successor index and a spread adjustment). The Lender’s internal record of applicable interest rates shall be determinative in the absence of manifest error.

“Revolving Loan Commitment” shall mean an aggregate principal amount not to exceed $25,000,000.

“Termination Date” shall mean November 15, 2020, or, in any case, such earlier date on which the Obligations shall terminate as provided in this Agreement.

“Trust Preferred Indebtedness” shall mean any Indebtedness issued by the Company or any Subsidiary that qualifies as Tier 1 Capital or Tier 2 Capital.

(b)        Section 5.11 of the Credit Agreement shall be amended in its entirety to read as follows:

“5.11    Financial Covenants.

(a)        With respect to the Company and the Bank Subsidiaries on a consolidated basis, maintain at the end of each Fiscal Quarter a Total Risk-Based Capital Ratio equal to or greater than 11.0%, which covenant shall be reported to the Lender in the certificates required by Section 5.3(d).

(b)        With respect to the Company and the Bank Subsidiaries on a consolidated basis, maintain at all times such capital as may be necessary to cause the Company and the Bank Subsidiaries to be classified as a “Well Capitalized” institution in accordance with all laws and regulations (as such laws and regulations may be amended, supplemented or otherwise modified from time to time) of the FDIC and each other Regulatory Authority that has supervisory authority over the Company and the Bank Subsidiaries, which covenant shall be reported to the Lender in the certificates required by Section 5.3(d).

(c)        With respect to each Bank Subsidiary, maintain at all times such capital as may be necessary to cause such Bank Subsidiary to be classified as a “Well Capitalized” institution in accordance with all laws and regulations (as such laws and regulations may be amended, supplemented or otherwise modified from time to time) of the FDIC and each other Regulatory Authority that has supervisory authority over such Subsidiary, which covenant shall be reported to the Lender in the certificates required by Section 5.3(d).

(d)        Not permit as of the end of any Fiscal Quarter, the Non-Performing Assets to Tangible Capital Ratio  to exceed 12%, which covenant shall be reported to the Lender in the certificates required by Section 5.3(d).

(e)        With respect to the Company, maintain a Fixed Charge Coverage Ratio of not less than 1.35 to 1, which covenant shall be reported to the Lender within sixty (60) days of the end of each Fiscal Quarter for the Fiscal Quarter most recently ended.

(f)        At all times remain in Material compliance with all regulatory rules and requirements of or imposed by the FDIC and all other Regulatory Authorities which are applicable to or govern the Company or any of its Subsidiaries, which covenant shall be reported to the Lender in the certificates required by Section 5.3(d).”

(c)        Section 6.2 of the Credit Agreement shall be amended in its entirety to read as follows:

“6.2      Holding Company Indebtedness.  With respect to the Company only (and not any of its Subsidiaries) issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Holding Company Indebtedness, except: (a) the Obligations; (b) Holding Company Indebtedness disclosed on the Company’s quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP dated June 30, 2013; and (c) subordinated Holding Company Indebtedness in an aggregate amount not to exceed $125,000,000.”

3.         Continuing Effect of Credit Agreement.  The provisions of the Credit Agreement, as amended by the amendments in Section 2 hereof, are and shall remain in full force and effect and are hereby in all respects confirmed, approved and ratified.

4.         Representations and Warranties.  In order to induce the Lender to agree to the amendment contained herein, the Company hereby represents and warrants as follows:

(a)        The Company has the power, and has taken all necessary action to authorize it, to execute, deliver and perform in accordance with their respective terms, this Amendment and the Credit Agreement as amended by this Amendment.  This Amendment has been duly executed and delivered by the duly authorized officers of the Company and is, and the Credit Agreement as amended by this Amendment is, the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(b)        Each of the representations and warranties set forth in Section 3 of the Credit Agreement, after giving effect to this Amendment, shall be made at and as of the Effective Date, except to the extent that any such representations or warranties are made as of a specified date or with respect to a specified period of time, in which case such representations and warranties shall be made as of such specified date or with respect to such specified period.

5.         Conditions to Effectiveness.  This Amendment shall be effective as of November 15, 2019 (the “Effective Date”), but only after the Lender, in its sole discretion, shall have determined that each of the following conditions has been satisfied by the Company or waived by the Lender:

(a)        The Lender shall have received each of the following in form and substance satisfactory to it:

(i)         this Amendment duly executed by the Company and the Lender;

(ii)        an executed Second Amended and Restated Revolving Credit Note;

(iii)      an incumbency certificate, dated the Effective Date, executed by the secretary or assistant secretary of the Company, which shall identify by name and title, and bear the signature of, each officer of the Company authorized to sign this Amendment and the documents delivered by the Company hereunder and to effect the amendments contemplated hereby (each such officer, an “Authorized Officer”);

(iv)       either a copy of the by-laws of the Company, certified on the Effective Date by the secretary or assistant secretary of the Company, or a certificate, dated the Effective Date, of the secretary or assistant secretary of the Company certifying that the by-laws of the Company, as delivered to the Lender under Section 4.1 of the Credit Agreement, remain in full force and effect without amendment or modification of any kind;

(v)        either a copy of the by-laws of South State Bank, certified on the Effective Date by the secretary or assistant secretary of the South State Bank, or a certificate, dated the Effective Date, of the secretary or assistant secretary of South State Bank certifying that the by-laws of South State Bank, as delivered to the Lender under Section 4.1 of the Credit Agreement, remain in full force and effect without amendment or modification of any kind;

(vi)       a Certificate of Existence for the Company, issued by the Office of the Secretary of State of South Carolina, and either certified copies of the Articles of Incorporation of the Company, issued by the Office of the Secretary of State of South Carolina, or a certificate, dated the Effective Date, of the secretary or assistant secretary of the Company certifying that the Articles of Incorporation of the Company, as delivered to the Lender under Section 4.1 of the Credit Agreement, remain in full force and effect without amendment or modification of any kind;

(vii)      a Certificate of Existence for South State Bank, issued by the Office of the Secretary of State of South Carolina, and either certified copies of the Articles of Incorporation of South State Bank, issued by the Office of the Secretary of State of South Carolina, or a certificate, dated the Effective Date, of the secretary or assistant secretary of South State Bank certifying that the Articles of Incorporation of South State Bank, as delivered to the Lender under Section 5(a)(vi) of Amendment No. 4, remain in full force and effect without amendment or modification of any kind;

(viii)    copies (in form and substance satisfactory to the Lender), certified on the Effective Date by the secretary or assistant secretary of the Company, of resolutions of the Company authorizing the execution and delivery of this Amendment;

(ix)       a certificate, dated the Effective Date, of an Authorized Officer stating that each representation made or deemed made under Section 4 of this Amendment is true and correct on and as of such date or, in the case of any such representation or warranty that is made as of a specified date or with respect to a specified period of time, as of such specified date or with respect to such specified period and that all conditions precedent to the Effective Date have been satisfied by the Company;

(x)        an opinion of counsel for the Company, who may be in-house counsel, dated the Effective Date, with respect to this Amendment, the Credit Agreement as amended hereby, and the matters contemplated hereby and thereby; and

(xi)       such other information, documents or materials as the Lender may have reasonably requested.

6.         Governing Law.  This Amendment shall, pursuant to New York General Obligations Law 5-1401, be construed in accordance with and governed by the law of the State of New York.

7.         Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

8.         Headings.  Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers all as of the date hereinabove set forth.

SOUTH STATE CORPORATION

By:
Name:	William C. Bochette, III
Title:	EVP & Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:
Name:	Jeffrey P. Googins
Title:	Senior Vice President

Amendment No. 7